                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )

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     14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12

                               KMART CORPORATION
                               -----------------
                (Name of Registrant as Specified In Its Charter)

                   KMART INDEPENDENT SHAREHOLDERS' COMMITTEE
                   -----------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                         if other than the Registrant)

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     Item 22(a)(2) of Schedule 14A.

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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

                                                              PRELIMINARY COPIES

                   Kmart Independent Shareholders' Committee
                               2100 L Street, NW
                             Washington, DC  20019
                                   Suite 210

                                PROXY STATEMENT
                                       OF
                   KMART INDEPENDENT SHAREHOLDERS' COMMITTEE
                             IN CONNECTION WITH THE
                      1996 ANNUAL MEETING OF SHAREHOLDERS
                            OF THE KMART CORPORATION

                                                                  April __, 1996

     The Kmart Independent Shareholders' Committee (the "Independent Shareholders") furnish this Proxy Statement in connection with the solicitation of proxies for use at the Annual Meeting (the "Annual Meeting") of Shareholders of the Kmart Corporation ("Kmart" or the "Company") to be held on Tuesday, May 21, 1996 at the [Hyatt Regency, Dearborn, Michigan at 9:00 a.m. E.S.T.] or at any adjournment thereof. Copies of the Proxy Statement and form of proxy are being mailed by the Independent Shareholders to shareholders on or about
April __, 1996.

     Six short years ago Kmart was the number one retailer in the world, sporting a net income for the year of $756 million. Today it is hard to imagine Kmart ever regaining the top position. In fact we believe that, unless the Company can reverse its present course, the long term prospects for Kmart's survival as an independent company are poor.

    . Since 1992 earnings per share have dropped from $2.06 to a loss of $1.25 for 1995. Total losses in 1995 were $571 million.

    . Not only has the battle for market share been lost to Wal-Mart, but the leading retailer now has sales triple those of Kmart's.
                                      -----------------------

    . Today Kmart's debt has been downgraded to junk status by both major debt rating agencies.

    . Since 1992 the price of Kmart stock has fallen 67%, from a high of $28.12 to $9.25 as of March 25, 1996.

      A majority of the current Directors who oversaw this precipitous decline in the value of our Company still sit on our Board today. Kmart's woeful performance during their tenure speaks for itself:


     [chart here: Board Members Presiding over Kmart as Stock Performance Plummets]

                            Prices in U.S. dollars
          Adjusted for stock dividends and stock splits as of 3/22/96
                       Monthly prices 1/01/92 to 3/22/96

  Month         Months          Months        Months         Last
  Ending        Volume         High/Ask       Low/Bid      Cls/Bid
-----------   -----------   -------------  -------------  ----------
 1/31/92       29040400         25 5/8        22 7/16       24 1/2
 2/28/92       21712200         26 3/4        24 1/4        25 3/4
 3/31/92       24821400         27 1/2        24 1/2        26 1/2

 4/30/92       22429400         26 9/16       24 9/16       24 7/8
 5/29/92       23234200         25 1/4        22 13/16      24
 6/30/92       23490300         24 5/16       20 7/8        23

 7/31/92       25061800         24 7/8        21 1/2        24 5/8
 8/31/92       17975200         25 3/8        22 7/8        23 1/2
 9/30/92       15419100         25 1/2        23 3/8        25 1/2

10/30/92       18513600         26 7/8        23 3/4        26 3/8
11/30/92       19827700         28 1/8        25 3/8        27 3/4
12/31/92       31217300         26 7/8        23 7/8        24 1/2

 1/29/93       37074800         24 7/8        22 3/8        23 1/4
 2/26/93       23180100         24 7/8        22 7/8        23 3/8
 3/31/93       25330400         25 3/4        23 3/8        23 7/8

 4/30/93       29282700         23 7/8        22            22 3/4
 5/31/93       27217700         23 7/8        22            22 1/2    #
 6/30/93       36848800         23 1/8        19 1/2        21

 7/30/93       31155200         21            19 7/8        20 1/2
 8/31/93       39966100         23 3/8        20 3/8        23
 9/30/93       25922000         24 3/8        21 5/8        24 1/4

10/29/93       25423000         25            22 3/4        24 1/2
11/30/93       22389100         24 7/8        22 1/2        23 5/8
12/31/93       23749500         23 5/8        20 3/4        21 1/2

 1/31/94       39111000         22            19 1/4        19 5/8
 2/28/94       32676000         19 3/4        18 1/2        19
 3/31/94       31978700         19 1/4        17 3/4        18 1/8

 4/29/94       25968500         18 5/8        15 3/4        16 3/8

 5/31/94       32286600         16 3/4        14 3/4        15
 6/30/94       34623100         16 1/4        14 7/8        15 1/2

 7/29/94       22776100         16 5/8        15 1/2        16 1/2
 8/31/94       26834800         18 1/8        16 3/8        17 3/32
 9/30/94       27329300         18 5/8        17            17 7/8

10/31/94       27608200         18            15            16 1/2
11/30/94       34679200         16 3/4        13 3/4        14 1/2
12/30/94       37109400         14 5/8        12 1/2        13

 1/31/95       32731500         14 3/8        13            13 5/8
 2/28/95       28459000         14 5/8        12 3/4        12 3/4
 3/31/95       49710900         13 7/8        11 7/8        13 3/4

 4/28/95       53056600         15 5/8        13 1/2        13 7/8
 5/31/95       37005300         13 7/8        12 1/2        12 3/4
 6/30/95       56636400         15 1/8        12 5/8        14 5/8

 7/31/95       35644100         17 7/8        14 1/2        15 3/4
 8/31/95       34903800         16 1/4        12 7/8        13 5/8
 9/29/95       23120200         15            13 1/2        14 1/2

 10/31/95     109175100         14 3/4         8 1/8         8 1/8
 11/30/95     176075000          9 1/2         7 1/4         7 3/4
 12/29/95     137780000          8 1/8         5 7/8         7 1/8

 1/31/96       87386000          8 1/4         5 3/4         5 7/8
 2/29/96       66995400          7 1/2         6             7
 3/22/96*     126916000         11             7 1/8         9 7/8

   * Partial period data
   # Close from earlier in period

Issue.

     We believe a Board of Directors which is truly independent of Management is necessary if Kmart is to successfully turn itself around. Time is growing short. As shareholders we have the opportunity this year to send a powerful mandate to the Board to act decisively to increase shareholder value by changing its composition and its level of accountability.

     To this end we propose the following:

1. Electing Stephen Hester, an independent nominee, to serve on our Board. A Harvard-educated lawyer and former partner at the law firm of Arnold & Porter, Mr. Hester has helped design turnarounds at numerous corporations.

2. Holding annual board elections for all directors through the elimination of classified director terms.

3. Eliminating the non-employee directors' retirement plan.

4. Undertaking a formal study to review all options for restoring Kmart share value, including a sale or merger of the Company.

     The Independent Shareholders' Committee urges all shareholders to attend the meeting in person. If you are unable to attend in person and wish to have your shares voted, please sign and date the enclosed proxy and return it in the postpaid envelope as promptly as possible. By returning the enclosed proxy, shareholders will be able to vote on all matters described in Management's proxy statement, including the election of [six] of the [seven] nominees proposed by Management.

PLEASE SIGN, DATE AND RETURN TODAY THE ENCLOSED BLUE PROXY CARD TO:

                   KMART INDEPENDENT SHAREHOLDERS' COMMITTEE
                               2100 L STREET, NW
                                   SUITE 210
                             WASHINGTON, DC  20037

                          INFORMATION CONCERNING THE
                      INDEPENDENT SHAREHOLDERS' COMMITTEE


     The Kmart Independent Shareholders' Committee has been formed by the Union of Needletrades, Industrial and Textile Employees ("UNITE") and the International Brotherhood of Teamsters ("IBT") for the purpose of this solicitation.

     Pension trusts (the "UNITE Pension Trusts") organized for the retirement benefit of members of UNITE, a labor organization headquartered in New York, New York, are the holders of approximately 20,000 shares of Kmart Common Stock. UNITE is also the certified collective bargaining representative for less than 1% of Kmart's 270,000 employees. Pension Trusts (the "IBT Pension Trusts" and, together with the UNITE Pension Trusts, the "Pension Trusts") organized for the retirement benefit of members of IBT, a labor organization headquartered in Washington, D.C., are the holders of in excess of 500,000 shares of Kmart Common Stock.

      The following employees of UNITE and IBT may be deemed to be "participants" in this solicitation under Item 4 of Reg. Sec. 240.14a-101 of the Proxy Rules: Michael R. Zucker, Director of Corporate and Financial Affairs of UNITE, and Hilary Johnson, Project Manager at UNITE, at 2100 L Street, N.W., Washington, D.C. 20037; and William Patterson, Director of Corporate Affairs at IBT, and Bartlett Naylor, Economist at IBT, at 25 Louisiana Avenue, N.W., Washington, D.C. 20001. Mr. Patterson is the record owner of 6 shares of Common Stock of the Company. Mr. Naylor is the beneficial owner of 200 shares of Common Stock of the Company held in street name.

                                 VOTING RIGHTS

     The Company's Board of Directors has fixed the close of business on March 22 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Meeting and any adjournment thereof. As of the record date, Kmart had outstanding _________ shares of Common Stock and _________ shares of Series C Preferred Stock. Each holder of record of outstanding shares of Common Stock and each holder of record of outstanding shares of Series C Preferred Stock on the record date is entitled to one vote for each share held on every matter submitted to the Meeting. The presence of the holders of a majority of the outstanding shares of Common Stock and Series C Preferred Stock, represented in person or by proxy and entitled to vote at the Meeting, will constitute a quorum at the Meeting. Directors are elected by a plurality of votes cast by holders of Common Stock and Series C Preferred Stock, voting together as one class, who are present in person or represented by proxy and entitled to vote at the

Annual Meeting. Adoption of the proposed resolutions (the "Proposals") will require the affirmative vote of a majority of the votes cast by holders of Common Stock and Series C Preferred Stock voting together as one class, who are present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares for which proxies are marked "abstain" will be treated as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers on only some of the Proposals will nevertheless be treated as present for purposes of determining the presence of a quorum on all matters, but will not be entitled to vote on any Proposal as to which the broker does not have discretionary voting power and has not received instructions from the beneficial owner ("broker non-votes"). In tabulating the vote on the election of directors and the Proposals, abstentions and broker non-votes will be disregarded, which will have the effect of reducing the total number of shares from which any required majority is calculated.

                               REVOCATION RIGHTS

     A shareholder who executes the enclosed proxy may revoke it at any time before it is exercised. An executed proxy may be revoked either by a later dated proxy with respect to the same matters, by giving notice of revocation to the Secretary of the Company, or by voting in person at the Meeting. Proper execution of the Independent Shareholders' enclosed proxy will revoke a previously executed proxy delivered to the Company. If the proxy is not revoked, it will be voted by those herein named as you direct on the proxy.

     If you do not specifically instruct us otherwise, your shares will be voted for Stephen Hester as Director, and for James B. Adamson, Floyd Hall, Robert D. Kennedy, Lawrence Perlman, William P. Weber and James O. Welch, Jr. as Directors, for the appointment by the Board of Directors of Price Waterhouse as the Company's independent accountants and for the three Independent Shareholders' resolutions described below.

                             ELECTION OF DIRECTORS

The Independent Shareholders' Committee proposes that Kmart shareholders elect the following nominees as Directors of Kmart at the Meeting:

Stephen L. Hester
James B. Adamson
Floyd Hall
Robert D. Kennedy
Lawrence Perlman
William P. Weber
James O. Welch, Jr.

STEPHEN HESTER:  THE INDEPENDENT SHAREHOLDERS' CANDIDATE FOR THE BOARD OF
                 DIRECTORS

     We have nominated Stephen Hester to serve on the Board of Directors of the Kmart Corporation, because we believe that Kmart needs an effective independent voice on the Board at this time. We also believe that Mr. Hester is such an independent candidate, who is not affiliated with (and does not have the support of) Kmart Management or the Board of Directors. We have nominated Mr. Hester because of his experience in structuring complex financial transactions, his previous service on public and private corporate boards of directors (including the board of Northwestern Steel and Wire Company, from 1988 to 1992), and his commitment to increasing shareholder value through employee involvement.

     Mr. Hester, age 59, is a principal, senior partner of and General Counsel to American Capital Strategies Ltd., an investment banking firm specializing in corporate restructurings and employee ownership, located at 3 Bethesda Metro Center, Bethesda, MD 20814. He is currently the trustee of a trust under the $1.2 billion Northwest Airlines Employee Stock Plan which he helped to
establish.   Mr. Hester and American Capital Strategies have structured and financed employee stock ownership transactions in companies employing UNITE members, and have provided corporate financial advisory services to UNITE and to the IBT, including providing advice to the IBT in connection with the Northwest Airlines employee stock ownership transaction. Previously, Mr. Hester was a partner at the law firm of Arnold & Porter for 21 years. He has structured well over $1 billion worth of financial transactions, and has provided advice in connection with significant employee stock ownership transactions, including that involving U.S. News & World Report. He has also advised Avis on the operation of its employee stock ownership plan. Mr. Hester was an editor of the law review at Harvard University and has taught at Duke University Law School and Georgetown University Law Center.

     Mr. Hester is the beneficial owner of 1,000 shares of Common Stock of the Company, purchased on February 9, 1996 and held in street name.

     Pages _______ of Management's 1996 Proxy Statement (incorporated herein by reference) set forth the names and ages of the remainder of the above-mentioned nominees and describes the principal business experience of each, as well as the year each first held Company office and/or served as a director, the number of shares each beneficially owns and the percentage of outstanding shares owned by each nominee. Information is also provided concerning the committees of the Board.

GLORIA SHATTO AND OTHER LONG-TERM DIRECTORS OF THE COMPANY SHOULD NOT BE RE-ELECTED WHEN THEIR TERMS EXPIRE.

     Ms. Shatto has been a director at Kmart since 1983, serving on the Board throughout a period of dramatic decline for our Company. According to Management's 1995 Proxy Statement, as of March 3, 1995 Ms. Shatto owned only 3,113 shares, worth less than $20,000 at the close of fiscal 1995, after twelve years of service. She will receive pension benefits of over twenty times that amount, or $500,000, upon her retirement. The eight directors who have sat on Kmart's Board since at least 1990 have 82 years of combined service. Distressingly, the aggregate total investment in the Company for these long-time Board members as of March 3, 1995 was, according to Management's 1995 Proxy Statement, only 37,022 shares, valued at $217,690 at the close of fiscal 1995.

     Ms. Shatto sits on the Board of four other corporations, and in the aggregate Kmart's eight directors who have served six years or more on the Board sat on a total of 38 other Boards. We think the annual board retainer fee is substantial enough to recruit a less distracted cadre of directors.

VOTING PROCEDURES

     Unless otherwise directed on the proxy card as more fully described below, we will vote FOR Mr. Hester and FOR the remainder of the above-mentioned nominees (the "Recent Member Nominees"), who are all recent members of the Board and who therefore do not share responsibility for Kmart's past performance. We will, however, not vote for Gloria M. Shatto.

     The accompanying BLUE Annual Meeting proxy card will be voted at the Annual Meeting in accordance with your instructions on such card. You may vote FOR the election of Mr. Hester and each of the Recent Member Nominees as Directors of the Company or withhold authority to vote for the election of Mr. Hester and all the Recent Member Nominees by marking the proper box on the BLUE Annual Meeting proxy card. You may also withhold your vote from Mr. Hester and/or any one or more of the Recent Member Nominees by writing the name of such nominee(s) in the space provided on the BLUE Annual Meeting proxy card. As required by Reg. Sec.240.14a-4(d)(iv) of the Proxy Rules, we hereby state that there is no assurance that the registrant's nominees will serve if elected with any of the soliciting party's nominees. However, we have no reason to believe that they will not serve. IF NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE SHARES REPRESENTED BY THE BLUE PROXY CARD FOR THE ELECTION OF MR. HESTER AND ALL OF THE RECENT MEMBER NOMINEES PROVIDED THAT YOU HAVE SIGNED AND DATED THE PROXY CARD.

                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     Subject to shareholder ratification, the firm of Price Waterhouse has been appointed by the Board as independent accountants to audit the Company's books for fiscal 1996, upon recommendation of the Audit Committee (as defined and described in Management's 1996 Proxy Statement, incorporated herein by reference). Representatives of Price Waterhouse will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

              RESOLUTIONS PROPOSED BY THE INDEPENDENT SHAREHOLDERS

1. PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS.

The Independent Shareholders' Committee proposes that the shareholders of Kmart adopt the following resolution:

     "RESOLVED, that the shareholders of Kmart Corporation (the "Corporation") hereby request that the Board of Directors amend the Articles of Incorporation to eliminate the classification of the Board of Directors of the Corporation and to require that all Directors of the Corporation stand for election annually, all in a manner permitted by applicable law."

     This proposal seeks to declassify the Board of Directors so that all Directors will stand for election annually. A similar proposal passed at last year's annual meeting of shareholders. It received approximately 59% of all votes cast, but the Board failed to take action to implement the proposal. In our view, this non-responsiveness on the part of the Board underscores the degree to which this classified Board has become distanced from the legitimate concerns and interests of the shareholders.

GIVEN KMART'S DISAPPOINTING RESULTS AND ONGOING PROBLEMS, THE PERFORMANCE OF THE BOARD OF DIRECTORS SHOULD BE ANNUALLY REVIEWED BY SHAREHOLDERS.

     We do not believe that Kmart's classified board system has served the best interests of shareholders. We view staggered board terms as an entrenchment device, which at Kmart protected the former Chairman, Joseph Antonini, and the majority of the members of our current Board of Directors from shareholder
disaffection.   If ever there was a company whose Board of Directors needed to be annually accountable to shareholders, it is Kmart:

     As of March of this year, for each of 12 consecutive quarters, Kmart's earnings were lower than its earnings for the corresponding quarter of the previous year.

PERFORMANCE GRAPH

     Set forth below is a graph taken from Management's 1995 Proxy Statement comparing the total returns (assuming dividend reinvestment) of the Company's Common Stock, the Standard & Poor's ("S&P") 500 Composite Index and the S&P Retail Stores Composite Index for the five year period commencing January 31, 1990.

                        COMPARISON OF CUMULATIVE TOTAL

                      RETURN/JANUARY 1990 TO JANUARY 1995

      MEASUREMENT      KMART CORP       RETAIL STORES        S&P INDEX
        PERIOD                         COMPOSITE INDEX
      (FISCAL YEAR)
        COVERED)

        JAN-90          $100.00         $100.00             $100.00

        APR-90          $ 99.68         $106.32             $101.34

        JUL-90          $103.59         $117.47             $110.09

        OCT-90          $ 74.30         $ 91.43             $ 94.89

        JAN-91          $ 96.96         $116.26             $107.41

        APR-91          $128.32         $139.79             $119.14

        JUL-91          $152.21         $151.94             $124.17

        OCT-91          $139.34         $146.51             $126.68

        JAN-92          $161.24         $164.07             $133.42

        APR-92          $166.38         $160.70             $135.89

        JUL-92          $166.28         $167.47             $140.02

        OCT-92          $179.85         $183.08             $139.25

        JAN-93          $161.58         $195.40             $146.72

        APR-93          $157.96         $178.38             $148.40

        JUL-93          $143.85         $181.73             $152.18

        OCT-93          $173.72         $192.86             $159.97

        JAN-94          $141.46         $184.22             $162.88

        APR-94          $118.77         $186.20             $156.30

        JUL-94          $121.59         $182.51             $160.07

        OCT-94          $123.30         $186.00             $166.17

        JAN-95          $103.50         $173.56             $165.64

     Of the 1,000 companies whose total yield to shareholders was compared in the Wall Street Journal recently, Kmart was the 10th worst over the last year, the 5th worst over three years and the 18th worst over five years.

     In January, the price of Kmart shares hit its lowest level in over 28 years. (In that same twenty-eight-year period, the Dow Jones Industrial Average increased 511%, from 879.12 to 4,491.67.) As the chart above illustrates, the Company has consistently performed well below its peers in the retail industry.

     In our view, the absence of annual accountability of Board members to the shareholders contributed significantly to a lapse of vigilance. The Board delayed dismissing Mr. Antonini from the Company even after the operational and strategic failures of his regime were painfully obvious to shareholders, and it was over nine months after shareholders refused to approve the Company's 1994 specialty store spin-off plan that Mr. Antonini actually resigned. In fact, the Board first demoted Mr. Antonini, hired new executives and only then gained his resignation. This process was protracted, when it needed to be quick, and added to the challenge of our new Chief Executive Officer by saddling him with executives not of his choosing.

     Despite the recent efforts of Kmart's newly appointed top executives, a turnaround of our Company is far from assured. The problems Kmart faces are fundamental and broad in scope. The refinancing of over $3.6 billion of bank credit facilities must be accomplished by October of 1997 or our Company's solvency will once again be at risk. Kmart also must address its operational deficiencies quickly. Many customers have begun to look upon Kmart stores primarily as places to shop on the basis of locational convenience, rather than as destinations, and customers appear to prefer Wal-Mart and Target over Kmart for price and product selection. Kmart Chairman Floyd Hall acknowledged this problem when he lamented in a meeting with analysts late last year that 49% of Wal-Mart's customers drive past a Kmart to get to a Wal-Mart, and that customers give Kmart lower ratings than Target or Wal-Mart in three critical categories: quality, value, and service.

KMART'S CLASSIFIED BOARD IS AN ANTI-TAKEOVER DEVICE WHICH NEITHER ADDS SHAREHOLDER VALUE NOR IS NEEDED TO PROTECT THE INTERESTS OF SHAREHOLDERS.

     Studies indicate that classified boards and other anti-takeover devices have an adverse impact on shareholder value. In 1991 a study by Lilli Gordon of the Gordon Group and John Pound of Harvard University found that companies with restrictive corporate governance structures, including those with classified boards, are "significantly less likely to exhibit outstanding long-term performance relative to their industry peers." This conclusion could certainly be applied to Kmart.

     We believe the application of the Stacey, Bennett, and Randall Shareholder Equity Act (Sections 450.1790 et seq. of the Michigan Business Corporation Act),
                              -- ---
commonly referred to as Michigan's Fair Price and Control Share Statutes, and the proper exercise of discretion by our Board of Directors, would protect shareholders in the event an attempted takeover of our Company was coercive or otherwise not in the interests of all shareholders. These laws were designed to make it difficult for any acquiror to engage in greenmail or two tier offers, or other attempted takeovers that would be unfair to the shareholders. In any case, we do not believe that declassifying our Board of Directors will lead to abusive takeover activity. In fact, we firmly believe that this is a critical juncture for heightened Board accountability and for the stripping away of management entrenchment devices.

PLEASE CAST YOUR VOTE FOR THIS RESOLUTION.
                      ---

2. PROPOSAL TO ELIMINATE THE CURRENT DIRECTOR RETIREMENT PLAN

The Independent Shareholders' Committee proposes that the shareholders of Kmart adopt the following resolution:

     "RESOLVED, that the shareholders of Kmart Corporation request that the Board of Directors eliminate the current Director Retirement Plan and refrain from providing any future pension or other retirement plans to non-employee outside Directors unless such plans are submitted to the shareholders for approval."

KMART'S PENSION PLAN FOR NON-EMPLOYEE DIRECTORS FAILS TO ALIGN THE DIRECTORS' INTERESTS CLOSELY WITH SHAREHOLDERS'.

     Currently, Kmart Directors receive an annual fee of $50,000, 20% of which is paid in stock. In addition, they earn a retirement benefit of $50,000 per year for up to ten years if they reach a mandatory retirement age for board service or serve a total of ten years. We believe that retirement benefits are appropriate to employees, not to shareholder representatives sitting in an oversight capacity on corporate boards. In our view the conflicts of interest are structural and clear: retirement plans encourage loyalty and tenure, not independence; by their very nature retirement plans do not provide an incentive for performance when a director is actually serving on the Board, because benefits are received after Board service is complete. One result of this
                      -----
system of
compensation is that our long-term directors now have healthy pensions ahead of them if they continue to serve on our Board, but are not provided a meaningful incentive to take creative and dynamic steps to increase shareholder value. We do not believe that this kind of compensation system is necessary to attract to the Kmart Board the caliber of individual that will be required and that the Company deserves.

SHAREHOLDER OPPOSITION TO DIRECTOR RETIREMENT PLANS HAS GROWN IN RECENT YEARS AND A NUMBER OF COMPANIES ARE RESPONDING BY ELIMINATING THIS PERQUISITE.

     Shareholder opposition has led to the termination of a number of director retirement plans comparable to Kmart's. This year alone, resolutions requesting elimination of director retirement plans have been submitted to 50 companies.
In February, the American Express Company, McGraw-Hill Company, Melville Corporation, Merck & Company and the Woolworth Corporation all announced plans to terminate their director retirement plans after receiving shareholder proposals. In addition, the National Association of Corporate Directors Blue Ribbon Commission on Director Compensation concluded in a report on "best practices" that "employee-like benefits pose the risk of dependence...director retirement programs are particularly insidious in this regard."

ELIMINATION OF THEIR RETIREMENT PLAN IS AN OPPORTUNITY FOR BOARD MEMBERS NOW TO DEMONSTRATE A SPIRIT OF SHARED SACRIFICE WITH OTHER KMART EMPLOYEES.

     In April of 1995 most Kmart employees learned that their defined benefit pension plans would be frozen and, beginning in 1996, would be replaced with a profit-sharing plan. In light of the Company's recent travails, tying retirement benefits directly to profitability was a decision which we believe impaired employee morale. The Board, in determining to maintain in effect its own retirement plan while downgrading the pensions of Kmart associates, missed an opportunity to demonstrate the type of unifying leadership which we believe will be essential to effectuate a turnaround at our Company.

     As described above, our Board of Directors has overseen an unprecedented decline in the value of Kmart stock, accompanied by a staggering loss of market share. To lead Kmart effectively in the face of the challenges ahead the Board must break dramatically with practices of the past. The Directors must demonstrate their willingness to align their interests with shareholders and employees alike and to establish a compensation structure for themselves which reflects such a shift.

PLEASE VOTE FOR THIS RESOLUTION.
            ---

3. PROPOSAL TO URGE THE BOARD OF DIRECTORS TO EXAMINE THE FEASIBILITY OF A SALE OR MERGER OF THE COMPANY, OR ANOTHER EXTRAORDINARY INITIATIVE.

The Independent Shareholders' Committee proposes that the shareholders of Kmart adopt the following resolution:

     "RESOLVED, that the shareholders of Kmart Corporation request the Board of Directors to undertake a systematic study to examine whether shareholder value could be increased through the sale or merger of the Company, or another extraordinary corporate initiative, and further request that the Board prepare a report, at reasonable expense, to be distributed to shareholders within six months after the Annual Meeting of Shareholders."

KMART SHOULD EXPLORE THE SALE OR MERGER OF THE COMPANY, OR ANOTHER EXTRAORDINARY INITIATIVE, BECAUSE IT CONTINUES TO LOSE MARKET SHARE AND ITS LONG-TERM COMPETITIVE PROSPECTS SEEM POOR.

     Under the leadership of our Board of Directors, Kmart's decline from the leading position in the retail industry has been so pronounced that numerous financial analysts have publicly contemplated the possibility of a Kmart bankruptcy. As the chart below indicates, Wal-Mart's market share is now dominant:

Market Share of Kmart Compared with Wal-Mart


                     Kmart Stores       Wal-Mart Stores
                      & Super Ks        & Supercenters
Year                (excl. food)         (excl. food)
----                ------------        ---------------
1980                   48.5                  5.8
1981                   47.9                  7.3
1982                   45.2                  9.4
1983                   43.4                 11.1
1984                   42.6                 13
1985                   39.3                 14.8
1986                   37.1                 17.6
1987                   34.6                 20.5
1988                   32.2                 23.5
1989                   31.2                 27
1990                   29.6                 30.5
1991                   27.9                 34.5
1992                   25.7                 38.5
1993                   24.6                 42
1994                   23.2                 44.5
1995 Estimated         22.9                 46.1

     In addition, both Wal-Mart and Target have aggressive capital expansion plans which we believe will present further direct challenges to Kmart's existing market share.

     Our Board has, for too long, pursued strategies that have been unsuccessful. We believe that an intensive analysis of all options, including creative and dramatic options, are in the best interests of the long-term viability of Kmart, and the interests of its key constituencies: shareholders, employees and suppliers. For example, a merger or other corporate transaction could provide our company with the increased financial and operational resources which it so urgently needs or enable us to own shares in a business with greater
potential than Kmart alone.   Alternatively, an outright sale of the Company
could unlock more present value for shareholders.

     Because operational weaknesses, financial limitations and aggressive competitors confront the Company, we feel that Kmart must be far bolder in its search for solutions. We do not believe that the Board and Management will pursue such solutions unless the shareholders are united in urging them to do so. The Company has suffered too long from the work of a complacent Board. The new Directors and the recently appointed management team should not settle into their positions with that same complacency, and should be urged to examine every strategic avenue available to the Company.

PLEASE VOTE FOR THIS RESOLUTION.
            ---

                            SOLICITATION OF PROXIES

     The Independent Shareholders' Committee expects to solicit proxies through the mail, as well as by telephone and through personal interviews. The Independent Shareholders' Committee will also request brokers, custodians and other nominees to forward solicitation materials to the beneficial owners of Common Stock, and such persons will be reimbursed for their reasonable out-of-pocket expenses. Proxies may be solicited personally and by telephone by employees of UNITE and IBT, none of whom will receive additional compensation for such solicitation. The Independent Shareholders may also engage special employees to solicit shareholders.

     The cost of the solicitation will be borne solely by the Independent Shareholders. While the exact cost of the solicitation is not at this time known, the Independent Shareholders do not expect it to exceed $25,000. Total expenditures to date, including printing and postage expenses, have been $[5,000]. Reimbursement for the cost of this solicitation will not be sought from Kmart.

                  SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
                               BENEFICIAL HOLDERS

     Based on the information set forth in Management's 1996 Proxy Statement at page __ (incorporated herein by reference), as of __________, 1996 the Company's directors and executive officers beneficially owned, as a group, approximately _______ shares, or __%, of the Company's outstanding Common Stock. [Class C Preferred Shares?] That number includes shares that the individuals within that group have a right to acquire ownership of within 60 days after ______, 1996 through the exercise of options under the Company's stock option plans. [That number does not include ________ shares with respect to which the Chairman of the Board and Director of Kmart disclaims beneficial ownership.]

     Management' s 1996 Proxy Statement (incorporated herein by reference) [states on page __ that to the Company's knowledge, no person beneficially owns 5% or more of the Company's outstanding shares of Common Stock, and] lists each person who, as of ________, 1996, was known to the Company to be the beneficial owner of 5% or more of the Company's outstanding shares of Series C Preferred Stock, along with the amount and nature of the beneficial ownership and other related information.

                                 OTHER MATTERS

     Kmart's directors are soliciting proxies for election of directors, for an amendment to [insert as applicable].

                DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the next Annual Meeting must be received by the Secretary, Kmart Corporation, 3100 West Big Beaver Road, Troy, Michigan 48084-3163. The Independent Shareholders urge all qualified shareholders to submit their resolutions to Management.

                                             KMART INDEPENDENT
                                             SHAREHOLDERS' COMMITTEE


     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED BLUE PROXY CARD PROMPTLY AND MAIL IT IN THE POSTAGE PRE-PAID ENVELOPE PROVIDED HEREWITH.

     If your shares are held in the name of a broker, bank or nominee, only it can sign a proxy card and only upon receipt of your specific instructions to do so. Accordingly, please contact the person responsible for your account and give him or her appropriate instructions to execute the blue proxy card.

     IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL [ PHONE NO.].

                               KMART CORPORATION
                      1996 ANNUAL MEETING OF SHAREHOLDERS
                           THIS PROXY IS SOLICITED BY
                   KMART INDEPENDENT SHAREHOLDERS' COMMITTEE

     The undersigned shareholder of Kmart Corporation hereby appoints each of [Michael R. Zucker] and [William Patterson], and each of them with full power of substitution, for and in the name of the undersigned, to represent and to vote, as designated below, all shares of Common Stock and Series C Preferred Stock of Kmart Corporation that the undersigned is entitled to vote if personally present at the 1996 Annual Meeting of Shareholders of Kmart Corporation, to be held on May 21, 1996 at the Hyatt Regency, Dearborn, Michigan, and at any adjournment, postponement or rescheduling thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

     KMART INDEPENDENT SHAREHOLDERS' COMMITTEE RECOMMENDS A VOTE FOR EACH OF ITEMS 1, 2, 3, 4 AND 5 SET FORTH BELOW.

               (Please mark with an "X" in the appropriate boxes)


1. ELECTION OF DIRECTORS: Election of James B. Adamson, Floyd Hall, Stephen L. Hester, Robert D. Kennedy, Lawrence Perlman, William P. Weber and James O. Welch, Jr.

    [_]  FOR all nominees ex-    [_]  WITHHOLD AUTHORITY
         cept as marked below         for all nominees

(INSTRUCTION: To withhold authority to vote for one or more nominees, mark FOR above and print the names(s) of the person(s) with respect to whom you wish to withhold authority in the space provided below.)


________________________________________________________________________________

2.  Approval of proposal to approve Price Waterhouse as Independent Auditors.

                    For           Against          Abstain

                    [_]             [_]              [_]


3.   Approval of proposal to declassify the Board of Directors.

                    For           Against          Abstain

                    [_]             [_]              [_]

4.   Approval of proposal to eliminate the current Director Retirement Plan.

                    For           Against          Abstain

                    [_]             [_]              [_]


5. Approval of proposal to urge the Board of Directors to examine the feasibility of a sale or merger of the Company, or another extraordinary initiative.

                    For           Against          Abstain

                    [_]             [_]              [_]



IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.



                                                 (continued on the reverse side)

      This Proxy, when properly executed, will be voted in the manner marked herein by the undersigned shareholder. Reg. Sec.240.14a-4(d)(iv) of the Proxy Rules requires the following statement on this card: There is no assurance that the registrant's nominees will serve if elected with any of the soliciting party's nominees. IF NO MARKING IS MADE, THIS "PROXY" WILL BE VOTED "FOR" ALL OF THE NOMINEES LISTED ABOVE, "FOR" THE PROPOSAL TO APPROVE PRICE WATERHOUSE AS INDEPENDENT AUDITORS, "FOR" THE PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS, "FOR" THE PROPOSAL TO ELIMINATE THE CURRENT DIRECTOR RETIREMENT PLAN AND "FOR" THE PROPOSAL TO URGE THE BOARD OF DIRECTORS TO EXAMINE THE FEASIBILITY OF A
SALE OR MERGER OF THE COMPANY, OR ANOTHER EXTRAORDINARY INITIATIVE.

            Please date and sign this proxy exactly as your name appears hereon:


            Dated: ___________________________, 1996


            ----------------------------------------
            (Signature)


            ----------------------------------------
            (Signature, if held jointly)


            ----------------------------------------
            (Title)

            When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


To vote in accordance with the Kmart Independent Shareholders' Committee recommendation, just sign and date this proxy; no boxes need to be checked.


               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                  PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.